Exhibit 99.1
Atlas America, Inc. Reports Results for the Quarter and Year Ended December 31, 2006
Company Reports Record Revenue, Earnings and Production for the Year Ended December 31, 2006
PHILADELPHIA, PA—(MARKET WIRE)—Mar 1, 2007 — Atlas America, Inc. (NasdaqGS:ATLS) reported record earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $146.1 million for the year ended December 31, 2006, compared with $102.9 million for the prior year, an increase of $43.2 million, or approximately 42%. Adjusted net income for the year ended December 31, 2006 was $42.0 million, compared with $35.8 million for the prior year, an increase of approximately 17%. Adjusted net income per diluted common share was $2.08 for 2006, an increase of $0.30 per share from the prior year, or approximately 17%. The increase in adjusted net income reflected significant growth in production volumes at Atlas Energy Resources (NYSE:ATN) (“Atlas Energy”), revenues and fees from our drilling programs and midstream operations at Atlas Pipeline Partners, L.P. (NYSE:APL) (“Atlas Pipeline”). A schedule is provided at the end of this release to reconcile net income to adjusted net income and EBITDA. Net income for the year ended December 31, 2006 was $16.0 million. Total revenues reached $749.3 million for the year ended December 31, 2006, or approximately a 27% increase from the prior year. Please see Atlas Energy’s and Atlas Pipeline’s earnings releases regarding their fourth quarter 2006 earnings for further information regarding their results.
On December 13, 2006, the Company contributed its natural gas and oil exploration and production assets to Atlas Energy. Concurrent with this transaction, Atlas Energy issued approximately 20% of its common units in an initial public offering of 7.3 million units at a price of $21.00 per common unit. Net proceeds of approximately $140 million from the offering, after underwriting commissions and other transaction costs, were distributed to the Company. At December 31, 2006, the Company owns 29,352,996 common units and all of the Class A and management incentive interests in Atlas Energy, representing an overall 80% ownership interest.
On July 26, 2006, the Company contributed its ownership interests in Atlas Pipeline Partners GP, LLC, its then wholly owned subsidiary and general partner of Atlas Pipeline, to Atlas Pipeline Holdings, L.P. (NYSE:AHD) (“Atlas Pipeline Holdings”). Concurrent with this transaction, Atlas Pipeline Holdings issued 3.6 million common limited partner units, representing a 17.1% ownership interest, in an initial public offering at a price of $23.00 per unit. Net proceeds of this offering of approximately $74 million were distributed to the Company. At December 31, 2006, the Company owned 17.5 million common units in Atlas Pipeline Holdings, representing an 83% ownership interest.
At December 31, 2006, the Company’s principal operating activities consist of its active management of both Atlas Energy and Atlas Pipeline Holdings, and its cash flows consist of distributions received from the Company’s ownership interests in them. The financial information presented reflects the consolidated results of the Company, which include the accounts of Atlas Energy and Atlas Pipeline Holdings. Atlas Pipeline Holdings results also include the consolidated financial results of Atlas Pipeline. The non-controlling limited partner interests in Atlas Energy and Atlas Pipeline Holdings are reflected as an expense in the Company’s consolidated results of operations.
“We have completed a notable year, highlighted by our initial public offerings of Atlas Pipeline Holdings and Atlas Energy Resources, and we expect these businesses to grow profitably under our continuing management,” stated Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “Our recent announcement of our tender offer for up to 10% of our outstanding common stock shows our recognition of the strong value currently in our shares. Finally, our investment in Lightfoot Capital demonstrates that our Company continues to seek additional ways to provide value for our shareholders, and we look forward to helping grow the Lightfoot business in the future.”
Subsequent to the completion of the year, the Company undertook the following strategic initiatives:
—	On February 23, 2007, Atlas Energy filed an amendment to its registration statement with the Securities and Exchange Commission for its Public 16 drilling program. Atlas Energy expects to raise $200 million in this program, the initial offering of the year, and expects to recognize drilling and management fees from this program through most of 2007.

—	On February 21, 2007, the Company announced the formation of Lightfoot Capital Partners, LP (“Lightfoot”), an equity investment management partnership created in conjunction with Magnetar Capital, The Global Principal Strategies Group of Lehman Brothers, Goldman Sachs & Co. and the Lightfoot management team. Lightfoot will focus on investments in assets that are qualified to place within a master limited partnership (“MLP”), such as infrastructure, coal, and other asset categories. Lightfoot intends to form new MLPs in partnership with premier management teams in sectors that have been under-utilized by the MLP structure. The Company will own, directly and indirectly, approximately 18% of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot, and it will invest $20 million in the Lightfoot entities.

—	On February 8, 2007, the Company announced that it commenced a “Dutch Auction” tender offer for up to 1,950,000 shares, or approximately 10%, of its then outstanding common stock. Under terms of the offer, the Company will invite shareholders to tender their shares at prices specified by the tendering shareholders at a purchase price not in excess of $54.00 or less than $52.00 per share. The tender offer period concludes on March 9, 2007. During the year ended December 31, 2006, the Company repurchased more than 660,000 of its shares for approximately $29.9 million at an average price of approximately $45 per share.
Cash Distributions from Affiliates
On January 24, 2007, Atlas Energy, of which the Company owns an 80% common unit interest, declared its initial quarterly cash distribution for the fourth quarter 2006 of $0.06 per common unit, which was paid on February 14, 2007 to common unitholders of record as of February 7, 2007. This represented a pro-rated distribution of $0.42 per common unit for the period from December 18, 2006, the date of Atlas Energy’s initial public offering, through December 31, 2006. The Company received approximately $1.8 million in aggregate cash distributions from its ownership interests in Atlas Energy with regard to this pro-rated quarterly distribution.
Atlas Pipeline Holdings, of which the Company owns an 83% limited partner interest, declared its quarterly cash distribution on January 24, 2007 for the fourth quarter 2006 of $0.25 per common limited partner unit, which was paid on February 19, 2007 to common unitholders of record as of February 7, 2007. This represented the first full quarterly distribution declared by Atlas Pipeline Holdings subsequent to its initial public offering on July 26, 2006. The Company received approximately $4.4 million in cash distributions from its ownership interest in Atlas Pipeline Holdings with regard to this distribution.
Atlas Energy
—	Proved reserves of natural gas equivalents net to Atlas Energy’s interest grew to 180.9 billion cubic feet (“bcfe”) at December 31, 2006, up approximately 5% from 171.5 bcfe at December 31, 2005.

—	For the year ended December 31, 2006, Atlas Energy generated record average natural gas and oil production volumes of 27.0 million cubic feet equivalents (“mmcfe”) per day, representing an increase of 18% from the prior year comparable period. Natural gas and oil production was 28.3 mmcfe per day for the three months ended December 31, 2006, an increase of approximately 17% from the prior year comparable quarter.

—	During the fourth quarter of 2006 and the first quarter of 2007, Atlas Energy and its investment partnerships drilled three vertical wells to the Marcellus Shale in Western Pennsylvania. Two of these wells have been completed and management is pleased with the results. Leases are currently held on 157,500 acres, up from 105,000 acres in December 2006, all of which management believes is prospective for the Marcellus Shale. Management expects to drill several more vertical wells within the Marcellus Shale over the next two quarters and is planning a full development program beginning in the fourth quarter of 2007.

—	Atlas Energy controlled mineral rights to approximately 547,000 net acres at December 31, 2006, an increase of approximately 17% from the net acreage position at December 31, 2005 and an approximate 6% increase from September 30, 2005. Undeveloped acreage at December 31, 2006 was approximately 323,000 net acres, up approximately 25% from the net acreage position at December 31, 2005. These amounts are exclusive of the joint venture with Knox Energy, which has now been extended through December 2007. Atlas Energy has currently identified over 3,100 geologically favorable sites for additional well drilling, not including any locations within the Marcellus Shale.
—	Fund raising for investment drilling partnerships, which is utilized to finance well drilling, reached $218.5 million in 2006, an increase of approximately 39% from the prior year comparable period. Atlas Energy expects to raise approximately $270 million from investment drilling partnerships in calendar year 2007.

—	Atlas Energy had interests in over 7,200 gross wells at December 31, 2006, an increase of approximately 11% from December 31, 2005, and operates approximately 85% of these wells.
Atlas Pipeline
—	Atlas Pipeline’s Mid-Continent segment recognized total revenue of $433.8 million for the year ended December 31, 2006, an increase of $87.1 million from the prior year comparable period. This increase was principally attributable to a full year of revenue contribution from the acquisitions of the NOARK Pipeline system (“NOARK”), of which a 100% ownership interest was acquired in two separate transactions in October 2005 and May 2006, and the Elk City system, which was acquired in April 2005. Total system volume in the Mid-Continent region averaged 587.3 million cubic feet (“mmcf”) per day for the full year 2006, an increase of approximately 3% compared to the prior year comparable period, and 641.9 mmcf per day for the fourth quarter 2006, or 10% higher than the prior year comparable quarter.

—	Total revenue for Atlas Pipeline’s Appalachia system increased to $30.9 million for the year ended December 31, 2006, a 25% increase from the prior year comparable period, due principally to higher throughput volume and an increase in realized natural gas prices between periods. Throughput volume increased to 61.9 mmcf per day for calendar year 2006 compared with 55.2 mmcf per day for calendar year 2005 due to new wells connected to the Appalachia gathering system. Average transportation rate per mcf was $1.34 for the year ended December 31, 2006, an 11% increase from $1.21 per mcf for the prior year comparable period. Atlas Pipeline’s Appalachia system’s principal customer is Atlas Energy, of which the Company owns an 80% interest.

—	Atlas Pipeline has announced it will begin efforts on several organic growth projects to strengthen its asset base in the Mid-Continent region. First, Atlas Pipeline will commence construction of an additional 60 mmcf per day expansion of its 120 mmcf per day Sweetwater processing facility. Concurrent with this expansion, the Partnership will significantly expand its gas gathering system in western Oklahoma and the Texas Panhandle, with the project expected to be completed by the first quarter 2008. Additionally, Atlas Pipeline will increase compression and loop certain existing pipelines on NOARK, the combination of which will increase throughput capacity to approximately 450 mmcf per day and is targeted for completion in early 2008.
Atlas America, Inc. owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. Also, Atlas America owns approximately 83% of the limited partner interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploitation and development of its acreage. For more information, visit its website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, Atlas Pipeline owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. Atlas Pipeline also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit its website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.’s general partner, which owns the incentive distribution rights and 1,641,026 units of limited partner interest in Atlas Pipeline. For more information, visit its website at www.atlaspipelineholdings.com or contact investor relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.
ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES
Well construction and completion	$63,238	$42,145	$198,567	$145,925
Gas and oil production	21,753	24,086	88,449	72,926
Transmission, gathering and processing	109,699	128,740	437,575	350,227
Administration and oversight	3,275	2,964	11,762	10,400
Well services	3,455	2,561	12,953	9,865

	201,420	200,496	749,306	589,343

COSTS AND EXPENSES
Well construction and completion	54,989	36,648	172,666	126,891
Gas and oil production	2,062	1,721	8,499	6,570
Transmission, gathering and processing	90,064	109,889	361,045	304,025
Well services	1,797	1,487	7,337	5,463
General and administrative	13,320	9,453	46,517	29,261
Net expense reimbursement - affiliate	196	163	1,237	552
Depreciation, depletion and amortization	12,485	10,324	45,643	29,347

	174,913	169,685	642,944	502,109

OPERATING INCOME	26,507	30,811	106,362	87,234

OTHER INCOME (EXPENSE)
Interest expense	(7,865)	(6,147)	(27,313)	(15,924)
Minority interests	(5,296)	(6,745)	(18,283)	(14,298)
Other, net	3,921	691	8,564	662

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(9,240)	(12,201)	(37,032)	(29,560)

Income before income taxes and cumulative impact of change in accounting policy	17,267	18,610	69,330	57,674
Provision for income taxes	(6,676)	(6,886)	(27,308)	(21,902)
Tax on gain on Atlas Pipeline Holdings, L.P.	—	—	(29,846)	—

Net income before cumulative effect of accounting change	10,591	11,724	12,176	35,772
Cumulative effect of accounting change (net of tax of $2,530)	3,825	—	3,825	—

Net income	$14,416	$11,724	$16,001	$35,772

Net income per common share - basic:
Net income before cumulative effect of accounting change	$0.55	$0.59	$0.62	$1.79
Cumulative effect of accounting change	0.20	—	0.19	—

Net income	$0.75	$0.59	$0.81	$1.79

Weighted average common shares outstanding - basic	19,348	20,003	19,716	20,001

Net income per common share - diluted:
Net income before cumulative effect of accounting change	$0.53	$0.58	$0.60	$1.78
Cumulative effect of accounting change	0.20	—	0.19	—

Net income	$0.73	$0.58	$0.79	$1.78

Weighted average common shares outstanding - diluted	19,813	20,213	20,157	20,101

ATLAS AMERICA, INC.
FINANCIAL INFORMATION
(in thousands, except per share data)

	December 31,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$185,401	$55,155
Property and equipment, net	884,812	658,347
Total assets	1,376,926	1,056,180
Total debt	324,151	298,781
Total stockholders’ equity	132,246	130,425

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Reconciliation of net income to adjusted EBITDA (1):
Net income	$14,416	$11,724	$16,001	$35,772
Interest expense	7,865	6,147	27,313	15,924
Provision for income taxes	6,676	6,886	27,308	21,902
Depreciation, depletion and amortization	12,485	10,324	45,643	29,347
Tax on gain on Atlas Pipeline Holdings, L.P.(2)	—	—	29,846	—

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
EBITDA	41,442	35,081	146,111	102,945
Cumulative effect of accounting change (3)	(3,825)	—	(3,825)	—

Adjusted EBITDA	$37,617	$35,081	$142,286	$102,945

Reconciliation of net income to adjusted net income:
Net income	$14,416	$11,724	$16,001	$35,772
Plus: Tax on gain on Atlas Pipeline Holdings, L.P.(2)	—	—	29,846	—
Less: Cumulative effect of accounting change (3)	(3,825)	—	(3,825)	—

Adjusted net income	$10,591	$11,724	$42,022	$35,772

Adjusted net income per common share:
Basic	$0.55	$0.58	$2.13	$1.78

Diluted	$0.53	$0.58	$2.08	$1.78

Weighted average common shares outstanding:
Basic	19,348	20,003	19,716	20,001

Diluted	19,813	20,213	20,157	20,101

(1)	EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

(2)	The Company received approximately $74.3 million in proceeds associated with the initial public offering of Atlas Pipeline Holdings on July 26, 2006. Although this transaction did not generate a gain in accordance with generally accepted accounting principles, the distribution of the net proceeds of $74.1 million to the Company generated a taxable gain which resulted in an additional tax charge of $29.8 million during the quarter ended September 30, 2006.

(3)	The cumulative effect of accounting change relates to the adoption by Atlas Energy of Financial Accounting Standards Board interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 required Atlas Energy to disregard any probability factor that is applied to either the timing and/or method of settlement of its asset retirement obligations related to the plugging and abandonment liabilities of its oil and gas properties.

ATLAS AMERICA, INC.
OPERATING HIGHLIGHTS

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2006	2005	2006	2005
Atlas Energy
Production revenues (in thousands):
Gas (1)	$19,684	$21,852	$79,016	$64,531
Oil	$2,060	$2,227	$9,384	$8,324

Production volume per day(3):
Gas (mcf/day) (1) (2)	25,835	21,468	24,511	21,190
Oil (bbls/day)	405	431	413	429

Total (mcfe/day)	28,264	24,056	26,989	23,761

Average sales prices (3):
Gas (per mcf) (4)	$8.28	$11.06	$8.83	$8.34
Oil (per bbl)	$55.31	$56.13	$62.30	$53.22

Production costs (per mcfe)(3)(5)	$0.79	$0.78	$0.86	$0.76

Atlas Pipeline Partners
Appalachia system throughput volume (Mcf/day) (3)	63,134	56,391	61,892	55,204

Velma system gathered gas volume (Mcf/day) (3)	57,835	61,093	60,682	67,075

Elk City/Sweetwater system gathered gas volume (Mcf/day) (3)	295,181	266,280	277,063	250,717

NOARK Ozark Gas Transmission throughput volume (Mcf/day) (3)	288,897	255,777	249,581	255,777

Combined throughput volume (Mcf/day) (3)	705,047	639,541	649,218	628,773

(1)	Excludes sales to landowners.

(2)	Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it had a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which it has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mmcf” means thousand cubic feet and million cubic feet, respectively, “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” means barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(4)	Atlas Energy’s average natural gas sales price before the effects of financial hedging was $7.35 and $7.90 for the three and twelve months ended December 31, 2006. Atlas Energy did not have any natural gas financial hedges for the three and twelve months ended December 31, 2005.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, production overhead.